                                                                   EXHIBIT 99(a)

                                PROMISSORY NOTE
                                  (REVOLVING)

$2,700,000.00

The undersigned ("Borrower") promises to pay to the order of Boatmen's First National Bank of Kansas City, ("Bank") at Bank's address at 14 West 10th Street, Kansas City, Missouri, 64105, or such other address as the holder hereof may designate, the principal sum of Two Million Seven Hundred Thousand and no/100 Dollars ($2,700,000) ("Credit Limit"), or so much thereof as has been advanced by Bank and is outstanding, plus interest thereon as required below. Interest shall accrue on the outstanding principal balance of this Note at the rate specified by the checked block below (unchecked blocks do not apply):

         [   ]   _______________________ percent (______$) per annum.

         [   ]   The Reference Rate described below which may change, without notice, from time to time.

         [ X ] That rate per annum which is 050/1000 (0.050) percentage points LESS THAN the Reference Rate described below. Such rate shall change, without notice, simultaneously with each change in the Reference Rate.

After maturity, whether upon the lapse of time or by acceleration, all past due principal, and interest to the extent permitted by law, shall bear interest until paid at the same rate as would be applicable if it was before maturity, plus 3.000%. All interest shall be calculated on the basis of the days actually elapsed over a year deemed to consist of 360 days.

The "Reference Rate" is the rate described after the check block below:

         [ X ] The Corporate Rate ("CBR") as established by Bank from time to time.

         [   ]

                 -----------------------------------------------

                 -----------------------------------------------

                 -----------------------------------------------.

The Reference Rate is not necessarily the lowest rate charged by Bank on its loans.

Notwithstanding anything to the contrary contained in this Note, the rate of interest payable under this Note shall not exceed the maximum amount Bank lawfully may charge. If Bank receives anything of value deemed interest under applicable law which would exceed the maximum amount of interest permissible under applicable law, or if application of any variable rate, use of a 360-day year or any other circumstances, including acceleration, prepayment, or demand, would cause the effective interest rate under this Note to exceed such maximum rate, then the interest rate under this Note shall be deemed reduced to such maximum rate, and the excessive interest shall, at the option of Bank, be applied to the reduction of the outstanding principal balance under this Note or refunded to Borrower.

The entire outstanding principal balance and all accrued interest thereon shall be due and payable on May 15, 1997 ("Final Maturity").

Until Final Maturity, Borrower shall make payments as follows:

         Interest only in QUARTERLY installments, commencing on August 15, 1996, and continuing QUARTERLY thereafter, with the unpaid principal balance and all interest accrued thereon being due and payable in full on May 15, 1997.

In the event that the rate of interest payable under this Note increases as a result of an increase in the Reference Rate to which the interest rate is linked and such increase causes the amount of interest due and payable on any scheduled payment date to be in excess of the scheduled payment set forth above, then, in that event, the amount of interest in excess of the scheduled payment shall also be due and payable in addition to the scheduled payment.

Until Final Maturity, Bank may in its sole discretion make advances as requested by Borrower from time to time, including advances that are reborrowings of principal previously paid by Borrower on this Note; provided however, that no advances will be made if doing so results in there being a principal balance outstanding greater than the Credit Limit.

The date and amount of each advance and all receipts of principal and interest with respect to this Note shall be recorded by Bank in the records it maintains with respect thereto (Bank's records may, but need not, include the grid record on the back of this Note). The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligations of Borrower under this Note to repay the entire outstanding principal amount advanced and all interest accrued thereon. Such record as maintained by Bank shall constitute prima facie evidence of the amount outstanding under this Note.

This Note is secured by the SECURITY AGREEMENT dated May 15, 1995.

There may be other security and Borrower acknowledges that omitting to list it here shall not constitute a waiver or abandonment thereof. The holder of this Note, in addition to any other rights the holder may have, shall have the right to offset against amounts due under this Note all deposits, funds, securities, and other property of Borrower in the possession of the holder.

If Borrower does not pay any principal or interest when due hereunder, or if Borrower or any other party defaults under or otherwise fails to perform or pay any covenant or obligation in any agreement that secures this Note or has been executed and delivered to the holder hereof in connection with the indebtedness evidenced by this Note, the holder hereof may declare all principal and unpaid accrued interest to be immediately due and payable. Failure to do so at any time shall not constitute a waiver of the right of the holder hereof to do so at any other time.

Borrower and all others who are or become parties to this Note, whether as makers, endorsers, or guarantors, by becoming parties to this Note waive presentment for payment, notice of dishonor, protest, notice of protest, and all other notices and lack of diligence in the enforcement of this Note. Every such party by becoming a party to this Note assents to each and every extension or postponement of the time of payment or other indulgence by the holder of this Note, whenever made, and waives notice thereof. Every such party by becoming a party to this Note further waives any and all defenses which such party may have based on suretyship or impairment of collateral with respect to this Note.

If this Note is not paid strictly according to its terms, Borrower shall (to the extent permitted by law) pay all costs of collection, including but not limited to court costs and attorney's fees and expenses (whether or not there is litigation), and all costs of the holder hereof incurred in connection with any proceedings affecting this Note under the United States Bankruptcy Code.

Borrower agrees that it will use the proceeds of this Note for business purposes (other than agricultural purposes) only, and not for personal, family or household purposes.

This Note shall be governed by the law of the state of Bank's Address without regard to choice or conflict of laws rules.

IF THERE IS MORE THAN ONE UNDERSIGNED AS BORROWER, ALL REFERENCES HEREIN TO "BORROWER" REFER TO ALL OF THE UNDERSIGNED AND TO EACH OF THEM, AND THEIR OBLIGATIONS HEREUNDER ARE JOINT AND SEVERAL.

EXECUTED May 15, 1996

AMERIBANK CORPORATION

By:  /s/ D. WESLEY SCHUBERT
   ---------------------------
Name:  D. WESLEY SCHUBERT
Title:  Vice-President

Borrower's Notice Address and
Telephone Number:
P.O. BOX 1089
SHAWNEE, OK  74802-1089
                           Telephone: ______________

                                   AGREEMENT

         This Agreement is made this 15th day of May, 1996, between Ameribank Corporation, Shawnee, Oklahoma, an Oklahoma Corporation (the "Borrower"), and American National Bank & Trust Company, of Oklahoma, an Oklahoma Corporation (the "Subsidiary Bank"), and Boatmen's First National Bank of Kansas City (the "Bank"), having its principal office at 14 West 10th Street, Kansas City, Missouri.

         Subject to the Terms and conditions of this Agreement and the Note and Security Agreement issued hereunder, the Bank agrees to extend credit to the Borrower in an amount not to exceed Two Million Seven Hundred Thousand and 00/100 dollars ($2,700,000).

         1.      Promissory Note.   The loan to be made hereunder will be
                 evidenced by the Note, which will be payable on the following terms:

                 1.1 Interest. The Note will bear interest on the balance at the Corporate Base Rate of the Bank less .050 percentage points. The interest rate will change daily. Interest will be payable commencing August 15, 1996, and quarterly thereafter.

                 1.2 Maturity. The entire unpaid balance of the Note and all accrued interest will be due and payable ON DEMAND, but no later than May 15, 1997.

                 1.3 It is the Bank's expectation that, if the Borrower reduces the principal amount of the Note in the amount of $300,000 on May 15, 1997, the Note will be renewed from time to time on principally the same terms and under the same conditions until the Borrower's obligation is paid in full. Notwithstanding the above, the Borrower understands that should the Bank determine, in its absolute discretion, that Borrower's credit standing is unsatisfactory, the Note will not be renewed by the Bank and must be paid in full.

         2.      Collateral Security.    Payment of the Note will be secured by
                 a first pledge and security interest covering ninety-nine thousand five hundred (99,500) shares of the capital stock of American National Bank & Trust Company, Shawnee, Oklahoma the Subsidiary Bank, as well as seven hundred two thousand two hundred sixty-six (702,266) shares common and ninety-two thousand seven hundred ninety (92,790) shares preferred of United Oklahoma Bancshares.

         3. Conditions of Lending. Until payment in full of the Note, the Borrower agrees that, unless the Bank otherwise consents in writing, the Borrower will perform or cause to be performed the following:

                 3.1 Records. Accurate books and records of account will be maintained by the Borrower and the Subsidiary Bank in accordance with sound accounting practices consistently applied, and the Bank and its designated representatives will have the right to examine such books and records, and to discuss the affairs, finances, accounts, and content of such books and records of the Borrower and the Subsidiary Bank.

                 3.2 Financial Statements. Furnish within ninety (90) days after the close of each fiscal year of the Borrower, complete copies of the balance sheets as of the close of such fiscal year and the profit and loss statements and surplus reconciliations of the Borrower for such fiscal year prepared in accordance with sound accounting principles by accountants and in form satisfactory to the Bank.

                 3.3 Reports. Furnish within thirty (30) days after each filing thereof: (a) copies of the FRY-6 Annual Report of the Borrower to the Federal Reserve System; and (b) copies of all Consolidated Reports of Condition and Consolidated Reports of Income and Call Reports filed by the Subsidiary Bank with the appropriate regulatory agency.

                 3.4 Other Information. Such information concerning the Borrower and Subsidiary Bank ad the Bank might reasonably request.

         4. Adverse Change. The Borrower will immediately advise the Bank of any requirement by the regulatory authorities for additional capital in the Subsidiary Bank, or the institution of any agreement, order, or proceeding between any regulatory authority and the Borrower or Subsidiary Bank, whether or not such agreement, order or proceeding is agreed to by the Borrower or Subsidiary Bank. The Borrower will immediately advise the Bank of any significant litigation or other matter which might result in a material adverse change in the financial condition of the Borrower or the Subsidiary Bank.

         5.      Change in Ownership.    Any change in ownership of the
                 Borrower or any merger or consolidation with or into another corporation or other disposition of property the Borrower, without the prior written consent of the Bank, shall constitute an event of default and upon such an occurrence the bank may demand the entire obligation of the Borrower to be immediately due and payable. Borrower agrees to immediately notify bank of any such change in ownership; provided however, this Section 5 shall not apply to any transfer of ownership of Borrower from Don Bodard to George Cook, Wesley
                 D. Schubert, or J. Michael Adcock unless such transfer results in a change of control of Borrower.

         6. In the event additional capital shall be injected in Subsidiary Bank, whether by capital note, stock or in other form, such capital note, stock or other instrument shall be immediately pledged to Bank.

         7. If default shall be made in the due observance or performance of any terms, covenants or agreements in this Agreement, the Bank may demand the entire obligation of the Borrower to be due and payable. No failure on the part of the bank to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof.

         8. This agreement and the rights and obligation of the parties shall be governed by and interpreted in accordance with the laws of the State of Missouri.

         9. THIS AGREEMENT IS THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN BOATMEN'S AND THE BORROWER(S) OR GUARANTOR(S), IF ANY. THIS AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF A CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES.

                 ALL OF TERMS OF THE FINAL AGREEMENT OF THE PARTIES NOT SET FORTH ABOVE OR WHICH VARY ANY TERMS SET FORTH ABOVE, INCLUDING ANY PREVIOUS ORAL AGREEMENTS ARE AS FOLLOWS:

                 No unwritten oral agreements between the parties exists.

         IN WITNESS WHEREOF, the parties have executed and delivered this agreement effective on the date first above written.


                                          AMERIBANK CORPORATION
                                          "Borrower"
                                                  By: /s/ D. WESLEY SCHUBERT
                                                      ------------------------
                                                          D. WESLEY SCHUBERT
                                                          Vice-President


                                          AMERICAN NATIONAL BANK & TRUST
                                          OF SHAWNEE, OKLAHOMA
                                          "Subsidiary Bank"
                                                  By:  /s/ GEORGE N. COOK, JR.
                                                       -----------------------
                                                           GEORGE N. COOK, JR.
                                                           President and CEO


                                          BOATMEN'S FIRST NATIONAL BANK
                                          OF KANSAS CITY
                                          "Bank"

                                                  By:  /s/ PAUL L. RICHMOND
                                                       -----------------------
                                                           PAUL L. RICHMOND
                                                           Vice-President